EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

SENSEONICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.001 par value per share	457(h)	10,000,000	(2)	$1.03	(3)	$10,300,000	0.0001102	$1,135.06
Equity	Nonstatutory Stock Option Awards	457(h)		(2)	–		–	–	–
Equity	Restricted Stock Unit Awards	457(h)		(2)	–		–	–	–
Total Offering Amounts							$10,300,000		$1,135.06
Total Fee Offsets									–
Net Fee Due									$1,135.06

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Represents the number of shares of Common Stock authorized for issuance under the Senseonics Holdings, Inc. 2023 Commercial Equity Plan, as well as an indeterminate number of Nonstatutory Stock Options and Restricted Stock Units exercisable for, or which may be settled in, such shares of Common Stock.

(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE American on January 5, 2023.